EXHIBIT 8.1

1270 Avenue of the Americas 30th Floor New York, NY 10020-1708 T (212) 655-6000 F (212) 697-7210

May 11, 2021

WF Card Funding, LLC

550 S. Tryon Street, Floor 10

D1086-103

Charlotte, North Carolina 28202

Re:	WF Card Issuance Trust

WF Card Funding, LLC (Depositor)

Registration Statement on Form SF-3

Ladies and Gentlemen:

We have acted as counsel for WF Card Funding, LLC, a Delaware limited liability company, in connection with the preparation of the Registration Statement on Form SF-3 and Amendment No. 1 thereto (as amended, the “Registration Statement”), filed on December 21, 2020 and May 11, 2021, respectively, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration under the Act of the offering of series (each, a “Series”) of notes (collectively, the “Notes”), each such Series of Notes representing obligations WF Card Issuance Trust (the “Trust”). Each Series of Notes is comprised of a number of classes of Notes (each, a “Class”). Each Class of Notes is comprised of a number of tranches of Notes (each, a “Tranche”). Each Series of Notes will be issued pursuant to an indenture (the “Master Indenture”), as supplemented by an indenture supplement relating to such Series (each, an “Indenture Supplement” and, in each such case, together with the Master Indenture, the “Indenture”), in each case between the Trust, as Issuer, Wells Fargo Bank, National Association, as Paying Agent and Note Registrar, and U.S. Bank, National Association, as Indenture Trustee.

SCOPE OF REVIEW; ASSUMPTIONS

Our opinion is based on the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect and available on the date hereof. The statutory provisions, regulations and interpretations on which our opinion is based are subject to change, possibly retroactively. As more fully described in the prospectus relating to the Notes forming a part of the Registration Statement (the “Prospectus”) under the heading “Federal Income Tax Consequences,” and the immediately succeeding paragraph, there can be no assurance that contrary positions will not be taken by the Internal Revenue Service.

In formulating our opinions, we have reviewed (i) the Prospectus, (ii) the Limited Liability Company Agreement of WF Card Funding, LLC and the Trust Agreement of the Trust, each of which is included as an exhibit to the Registration Statement, (iii) the Indenture, the Transfer Agreement and the Servicing Agreement, forms of which are included as exhibits to the Registration Statement, and (iv) other documents provided to us that we have deemed necessary or appropriate to review as a basis for this opinion. Additionally, this opinion letter is based on the facts and circumstances set forth in the Prospectus and in the other documents reviewed by us. Our opinion as to the matters set forth herein could change with respect to a particular Series, Class or Tranche of Notes as a result of changes in facts and circumstances, changes in the terms of the documents reviewed by us or changes in the law subsequent to the date hereof. Because the Prospectus contemplates Series, Classes and Tranches of Notes with numerous different characteristics, the particular characteristics of each Series, Class or Tranche of Notes and any more specific tax discussion set forth in the prospectus pursuant to which a particular Series, Class or Tranche of

Charlotte    Chicago    New York    Salt Lake City    San Francisco    Washington, DC

May 11, 2021

Notes is offered must be considered in determining the applicability of this opinion to any such Series, Class or Tranche of Notes.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or other copies, and the authenticity of the originals of such copies.

In rendering our opinions, we have also assumed that the transactions described in or contemplated by the foregoing documents have been or will be consummated in accordance with such operative documents, and that such documents accurately reflect the material facts of such transactions.

OPINION

Based on the foregoing, we hereby confirm that the statements set forth in the Prospectus under the heading “Federal Income Tax Consequences” which statements have been prepared by us, to the extent that they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects, and we hereby adopt and confirm the opinions set forth therein.

We impose no limit on your disclosure of this opinion or the tax treatment or tax structure of the transactions described in the Prospectus. However, we are furnishing this opinion to you solely in connection with the Registration Statement and it cannot be relied upon by any other person or for any other purpose without our express written permission.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Chapman and Cutler LLP under the captions “Prospectus Summary –Tax Status,” “Legal Matters” and “Federal Income Tax Consequences” in the Prospectus. In giving such consent, we do not admit that we are “experts,” within the meaning of the term used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Chapman and Cutler LLP

CHAPMAN AND CUTLER LLP